SECOND AMENDMENT

TO AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 27th day of June, 2007 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002 and that Amendment dated as of June 8, 2006 (the “Agreement”) by and between Phoenix Opportunities Trust (formerly known as Phoenix-Seneca Funds), a Delaware statutory trust (the “Trust”) and Phoenix Investment Counsel, Inc., a Massachusetts corporation (the “Adviser”) as follows:

1.	Phoenix CA Tax-Exempt Bond Fund, Phoenix Core Bond Fund, Phoenix Emerging Markets Bond Fund, Phoenix Global Utilities Fund, Phoenix High Yield Fund, Phoenix Market Neutral Fund, Phoenix Money Market Fund, Phoenix Multi-Sector Fixed Income Fund, Phoenix Multi-Sector Short Term Bond Fund and Phoenix Real Estate Securities Fund are hereby added as additional series to the Agreement.

2.	Schedule A to the Agreement is hereby deleted in its entirety and Schedule A attached hereto is substituted in its place.

3.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

PHOENIX INVESTMENT COUNSEL, INC.

By:	/s/ John H. Beers
Name:	John H. Beers
Title:	Vice President and Clerk

PHOENIX OPPORTUNITIES TRUST

By:	/s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:	Senior Vice President

SCHEDULE A

Series	Investment Advisory Fee
Phoenix Bond Fund	0.50%
Phoenix Earnings Driven Growth Fund	0.80%
Phoenix Market Neutral Fund	1.50%

	$1st Billion	$1+ Billion through $2 Billion	$2+ Billion
Phoenix CA Tax-Exempt Bond Fund	0.45%	0.40%	0.35%
Phoenix Core Bond Fund	0.45%	0.40%	0.35%
Phoenix Emerging Markets Bond Fund	0.75%	0.70%	0.65%
Phoenix Global Utilities Fund	0.65%	0.60%	0.55%
Phoenix Growth Opportunities Fund	0.75%	0.70%	0.65%
Phoenix High Yield Fund	0.65%	0.60%	0.55%
Phoenix Money Market Fund	0.40%	0.35%	0.30%
Phoenix Multi-Sector Fixed Income Fund	0.55%	0.50%	0.45%
Phoenix Multi-Sector Short Term Bond Fund	0.55%	0.50%	0.45%
Phoenix Real Estate Securities Fund	0.75%	0.70%	0.65%